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                                                               EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                  Spigadoro, Inc. Receives $17 Million in Cash

         Extraordinary Net Income From Disposition of Non-Core Business

New York, NY (February 24, 2000) -- Spigadoro, Inc. (AMEX; SRO), a leading manufacturer of branded products in the Mediterranean food sector, today announced it had received $17 million of cash from the sale of its non-core equity position in Algo Vision plc. Spigadoro (formerly known as IAT Multimedia) had received the Algo Vision stock in connection with the sale of IAT's enhanced visual communications technology in July 1999. In connection with a series of agreements between the Company and Algo Vision, the Company had received 750,000 shares of Algo Vision in exchange for the Company's 15% minority interest in two Algo Vision affiliates. Spigadoro further announced that it believed that substantially all of the extraordinary gain would be tax-free as a result of old IAT net operating loss carryforwards and other factors.

Jacob Agam, Chairman and Chief Executive Officer of Spigadoro, said, "This significant cash infusion further validates our strategy regarding the spin-off of the old IAT businesses and dramatically improves our already strong balance sheet. With approximately $20 million in cash, as well as significant unused credit facilities, Spigadoro is well-positioned to continue its growth strategy, which includes capitalizing on consolidation opportunities in the food industry."

Spigadoro, Inc. is the new name of IAT Multimedia, Inc. following IAT's recent purchase of Petrini SpA. Spigadoro is a leading manufacturer of branded products in the Mediterranean food sector. Its pasta and other Mediterranean products are internationally recognized as high quality products and are marketed under the brand name "Spigadoro" ("Golden Ear of Wheat") in Italy, Europe, the U.S. and the Far East. The Company's animal feed products are manufactured at seven plants throughout Italy and are marketed under the "Petrini" name. The Company has previously announced an aggressive growth strategy that includes a consolidation of small and mid-cap companies within the food and animal feed industries in Europe (and in particular Italy, Germany, France and Spain).

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Such statements, including those regarding among other things, our strategy, future prospects and results of operations, are dependent on any number of factors, including market conditions, competition and the availability of financing, many of which are outside of our control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in our Securities and Exchange



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Commission filings under "Risk Factors", including the following risks related to the Petrini transaction: we are operating a new business; if we do not successfully sell our computer business, the combined company may be adversely affected; Vertical Financial Holdings and its affiliates will have substantial voting power; our strategy of acquiring other companies for growth may not succeed and may adversely affect our financial condition and results of operations; we are subject to numerous risks related to foreign operations; and other risks. In addition, our acquisition negotiations are in various stages and we have no agreement or arrangements relating to any acquisitions. We are unable to predict whether or when any of these negotiations will result in any definitive agreements.



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